Exhibit 10.16

Manufacturing and Supply Agreement:

Peptisyntha for Helix BioMedix, Inc.

This Manufacturing and Supply Agreement (the “Agreement”) is made as of January 9, 2008 (the “Effective Date”) by and between Helix BioMedix, Inc., a Delaware corporation, its principal offices being located at 22118 20th Ave. SE, Suite 204, Bothell, WA 98021 (“Helix”) and Peptisyntha, Inc., a Delaware corporation, its principal offices being located at 20910 Higgins Court, Torrance, CA 90501 (“Peptisyntha”).

AGREEMENT

In consideration of the mutual covenants, promises, and conditions set forth below, the parties, intending to be bound, agree as follows:

1.	Definitions. The following capitalized terms when used in this Agreement shall have the respective meanings set forth below.

a.	“Bill of Material” shall mean any materials and components lists and related instructions and information provided by Helix to Peptisyntha and concerning components required or preferred for the manufacture of a Peptide by Peptisyntha pursuant to this Agreement.

b.	“Disclosing Party” shall have the meaning stated in Section 10 hereof.

c.	“Effective Date” shall have the meaning stated in the preamble of this Agreement.

d.	“Intellectual Property” shall mean trade secrets, ideas, inventions, designs, developments, devices, methods or processes (whether patented or able to be patented and whether or not reduced to practice) and all patents and patent applications related thereto; copyrightable works and mask works (whether or not registered); trademarks, service marks and trade dress; and all registrations and applications for registration related thereto; and all other intellectual or industrial property rights of any sort.

e.	“Losses” shall mean any and all damages, liabilities, costs and expenses (including reasonable attorneys fees and expenses), and amounts paid in settlement.

f.	“Peptides” shall mean the amino acid sequences identified in Exhibit A hereto, as may be amended from time to time by agreement of the parties.

g.	“Proprietary Information” shall have the meaning stated in Section 10.

h.	“Recipient” shall have the meaning stated in Section 10.

i.	“Specifications” shall mean the requirements for Peptides set forth in Exhibit B, as may be amended from time to time by agreement of the parties.

2.	Supply Obligations. During the Term of this Agreement, Peptisyntha shall manufacture for Helix its requirements for the Peptides (including the requirements of Helix’s licensees of Peptides), subject to and in accordance with the terms and conditions set forth in this Agreement, including without limitation the Specifications.

Confidential treatment has been requested for portions of Exhibit A. This exhibit omits the information subject to the confidential treatment request. Omissions are designated as ***. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

3.	Document Control and Process.

a.	Document Control. All Specifications, Bills of Material and other documents provided to Peptisyntha pursuant to this Agreement, including without limitation all modifications, revisions, updates, supplements and amendments thereto, will be maintained by Peptisyntha in an orderly manner promptly upon receipt thereof.

b.	Manufacturing. Peptisyntha will maintain records pertaining to the manufacture and quality control of the Peptides.

c.	Design Changes. Helix shall be responsible for providing Peptisyntha with any desired modifications, updates or other changes to the Specifications, which shall be processed by Peptisyntha in accordance with the foregoing provisions of this Section 3. If a change results in an increase in Peptisyntha’s cost of production, Peptisyntha will provide a quote to Helix for revised pricing associated with the change and substantiating such increased cost of production.

d.	Testing and Quality; Certificate of Analysis. Peptisyntha will establish and perform customary quality assurance and quality control procedures relating to its obligations hereunder. Helix may perform testing procedures at its discretion and as may be agreed by the parties. Procedures to be performed by Peptisyntha will be incorporated into its manufacturing quality system. Peptisyntha will provide to Helix a certificate of analysis promptly upon completion of production of each Peptide lot, which will include customary data, including without limitation Peptide name (not the sequence), lot number, quantity, purity level determined by HPLC/UV with chromatogram included, mass analysis by HPLC co-eluent analysis using a previously characterized peptide standard, counter ion, color, formula weight, and release date. Any comments related to any unusual observations should also be included. No Peptide from any lot will be shipped by Peptisyntha to a Helix licensee until Helix has approved the associated certificate of analysis.

e.	Helix Accessibility. Upon reasonable prior notice, Helix shall have access to the areas of any Peptisyntha facility where Peptides are being manufactured or stored or where parts and materials are being processed or stored at all times during normal business hours for purposes of quality inspection, verification of manufacturing procedures and other legitimate purposes. Without limiting the generality of the foregoing, Helix may inspect a sample or the entirety of any Peptide lot produced by Peptisyntha upon Helix’s request. Upon request by Helix, Peptide samples will be shipped to Helix for inspection.

f.	Regulatory Requirements. Helix will be responsible for compliance with all applicable regulatory and related matters which may require regulatory agency notification including FDA IND / NDA, and other agency notifications. Peptisyntha shall provide such assistance and cooperation as Helix shall reasonably request, including without limitation the provision of relevant manufacturing records. Each party shall obtain and bear costs associated with all domestic and foreign governmental licenses, permits and approvals required for such party’s performance under this Agreement. Without limiting the generality of the foregoing: (i) Helix shall be responsible for complying with all applicable foreign and U.S. federal, state and local laws, rules, regulations and orders and for obtaining all applicable U.S. FDA and other governmental agency product approvals and applicable foreign agency approval in each case relating to the sale of products containing its Peptides; and (ii) Peptisyntha shall be responsible for complying with all foreign and U.S. federal, state and local laws, rules, regulations and orders applicable to its performance and obligations hereunder.

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g.	Labeling. Peptisyntha will label Peptide according to specifications and label copy provided by Helix. Unless otherwise notified by Helix, Peptisyntha will use the label copy attached hereto as Exhibit C for all Peptides supplied hereunder. Helix will be solely responsible for liabilities arising from Peptide labeling in accordance with its instructions (including without limitation claims of misbranding or unapproved indications) and will indemnify Peptisyntha as set forth in Section 11.

h.	Product Recall. In the event of a product recall conducted by Helix, Peptisyntha shall cooperate with Helix recall investigations, including providing manufacturing-related records as they relate to the recall. Peptisyntha and Helix shall cooperate in jointly assessing the root cause of a product recall. If Helix is solely responsible for defect giving rise to the recall, Helix will reimburse Peptisyntha for all reasonable costs and expenses incurred by Peptisyntha directly as a result of its cooperation in such recall. If Peptisyntha is solely responsible for the defect giving rise to the recall, Helix will not reimburse Peptisyntha for expenses incurred in providing replacement components. This section will not be deemed to limit either party’s obligations under Section 11 (Indemnification).

4.	Cost Reductions. Peptisyntha and Helix agree to seek ways to reduce the cost of manufacturing Peptides by methods such as obtaining alternate sources of materials and improved synthesis or test methods. Peptisyntha and Helix agree to meet at least every six (6) months to identify cost reduction opportunities.

5.	Orders, Changes and Cancellation.

a.	Orders. Peptisyntha shall initiate manufacturing of Peptide upon receipt of a written production order (“Production Order”) from Helix. Production Orders will specify which Helix licensees may set up a direct account with Peptisyntha and purchase Peptide synthesized under that Production Order; no party other than Helix and such licensees may obtain Peptides from Peptisyntha. Peptisyntha will use best commercial efforts to complete production of Peptide under a Production Order (or, at Peptisyntha’s option, prepare and store resin sufficient for such production) within 8 to 12 weeks of receiving a Production Order from Helix. Peptide produced under a Production Order will not be shipped by Peptisyntha until Peptisyntha receives a purchase order (“Purchase Order”) from Helix or a licensee approved by Helix with respect to the applicable Production Order. Peptisyntha will provide a delivery schedule upon receipt of the Purchase Order, and will use best commercial efforts to make delivery with respect to Purchase Orders made under completed Production Orders within 3 to 4 weeks of their receipt. If any Peptide inventory remains un-purchased with Peptisyntha 12 months after completion of production under a Production Order (or another period pre-negotiated between Helix and Peptisyntha), Helix will purchase such remaining inventory. Peptisyntha will not be obligated to satisfy more than one Production Order at a time, but will consider the possibility depending on its current production schedule.

b.	Order Changes. The terms of any Production Order or Purchase Order may be adjusted by mutual written agreement of Peptisyntha and Helix (or Peptisyntha and an authorized licensee of Helix with respect to a Purchase Order placed by a licensee). Peptisyntha shall use its best commercial efforts to accommodate any changes requested by Helix or such authorized licensee.

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c.	Cancellation. Helix may cancel any Production Order; provided that in the event Helix cancels a Production Order, Peptisyntha shall stop any work-in-process and Helix shall purchase from Peptisyntha all finished goods inventory, work in process (including full reimbursement of labor and other related costs to Peptisyntha) and raw material (including full reimbursement of all related costs to Peptisyntha) for which title has not passed to Helix.

d.	Materials Inventory. Peptisyntha shall be authorized to purchase inventory not otherwise normally stocked by Peptisyntha (“Special Inventory”) and maintain levels needed to satisfy outstanding Production Orders and Production Orders anticipated by Helix as to which Helix notifies Peptisyntha. Such material inventory schedule shall be based on material lead-times, reasonable inventory on-hand stocking levels and minimum purchase quantities. Any Special Inventory in excess of such amounts may be obtained by Peptisyntha only upon written authorization from Helix. Upon termination or cancellation of this Agreement, Helix shall purchase from Peptisyntha at Peptisyntha’s burdened cost, any unused Special Inventory obtained by Peptisyntha in accordance herewith.

e.	Obsolete Inventory. Helix agrees to purchase from Peptisyntha, at burdened cost, any inventory purchased by Peptisyntha in reliance on Production Orders or as Special Inventory obtained in accordance herewith, which inventory is rendered obsolete due to a change to the Specifications. Peptisyntha shall, however, first use reasonable efforts to use or return any such inventory, and Helix agrees to pay for the restocking charges, shipping and similar out-of-pocket costs borne by Peptisyntha as applicable.

f.	Notice of Licensee Purchase Order. Peptisyntha will notify Helix within five (5) business days after any Helix licensee places a Purchase Order for any Peptide (and within five (5) business days after any such Purchase Order is changed), such notice to include the identity and quantity of the Peptide(s) thereunder.

6.	Packaging, Shipping and Delivery. Peptisyntha shall ship the Peptides in accordance with packaging and shipping instructions provided by Helix or its authorized licensee. Peptides shall be delivered by Peptisyntha F.O.B. Helix’s or its licensee’s facility (as applicable).

7.	Payment.

a.	Invoice. Peptisyntha will invoice Helix for Purchase Orders placed by Helix, and will invoice the applicable authorized licensee for Purchase Orders placed by a licensee. Helix shall pay invoices submitted to Helix in accordance with this Section 7(a) within 30 days of receipt, provided that Peptide meets the Specifications. Notwithstanding any other provision of this Agreement, Helix shall have no liability for payment with respect to Purchase Orders placed by Helix licensees. Peptisyntha will also invoice Helix for any inventory that remains un-purchased with Peptisyntha 12 months after completion of production under a Production Order (or another period pre-negotiated between Helix and Peptisyntha).

b.	Pricing. Prices for Peptide shall be as set forth in Exhibit A during the Term hereof, whether purchased by Helix or a licensee of Helix. Peptide prices are exclusive of taxes, shipping and insurance. Charges for taxes, shipping and insurance (to the extent applicable) shall be separately stated on Peptisyntha’s invoices. Any increase in pricing during the Term must be attributable to a commensurate increase in direct production costs realized by Peptisyntha and documented as such. In no event shall the price of any Peptide be increased by more that 10% during the Term of this Agreement.

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8.	Warranty.

a.	Specification Warranty. Peptisyntha warrants that the Peptides will meet the Specifications.

b.	PEPTISYNTHA EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY.

9.	Intellectual Property.

a.	All Intellectual Property developed during the Term by either party, in the performance of this Agreement or making use of Proprietary Information of the other party, that pertains to the synthesis and manufacture of Peptides, shall be owned by Peptisyntha. All Intellectual Property developed during the Term by either party, in the performance of this Agreement or making use of Proprietary Information of the other party, that pertains to Peptide sequences or Peptide activities, or the sequences or activities of molecules other than the Peptides, shall be owned by Helix. Each party hereby makes any assignments necessary to effect the ownership provisions set forth in this Section 9(a), and the assigning party agrees to assist the other party (at the other party’s expense) in every proper way to evidence, record and perfect such assignments. This Section 9(a) shall not be deemed to affect the relative rights of the parties with respect to Intellectual Property existing as of the Effective Date.

10.	Confidentiality.

a.	General Obligation. All information provided by one party (the “Disclosing Party”) to the other party (the “Recipient”) shall be governed by this Section 10.

b.	Proprietary Information. As used in this Agreement, the term “Proprietary Information” shall mean all trade secrets or confidential or proprietary information designated as such in writing by the Disclosing Party, whether by letter or by the use of an appropriate proprietary stamp or legend. To avoid misunderstanding, anything to be treated as Proprietary Information should be supplied in written form, or put into a written summary within thirty days after its first verbal or visual presentation to Recipient, and be clearly marked. “Proprietary Information” also includes information disclosed by either party to the other party before the Effective Date, where such disclosure was made subject to an obligation of confidentiality on the part of the Recipient.

c.

Disclosure. The Recipient shall hold in confidence, and shall not disclose to any person outside its organization, any Proprietary Information, regardless of any termination or expiration of this Agreement, for a period of five (5) years from the date of disclosure, or, with respect to Proprietary Information disclosed before the Effective Date, for five (5) years from the Effective Date. The Recipient shall use such Proprietary Information only for the purposes of fulfilling its obligations hereunder and shall not use or exploit such Proprietary Information for any other purpose or for its own benefit or the benefit of another without the prior written consent of the Disclosing Party. The Recipient shall disclose Proprietary Information received by it under this Agreement only to persons

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within its organization who have a need to know such Proprietary Information in the course of the performance of their duties and who are bound to protect the confidentiality of such Proprietary Information. Notwithstanding the foregoing, Peptisyntha may disclose Proprietary Information to its affiliates on a need to know basis, and shall be responsible for compliance by such affiliates with the terms of this Agreement.

d.	Limitation on Obligations. The obligations of the Recipient specified in this Section 10 above shall not apply, and the Recipient shall have no further obligations, with respect to any Proprietary Information to the extent that such Proprietary Information: (i) is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of the Recipient; (ii) is in the Recipient’s possession at the time of disclosure otherwise than as a result of Recipient’s breach of any legal obligation; (iii) becomes known to the Recipient through disclosure by sources other than the Disclosing Party having the legal right to disclose such Proprietary Information (iv) is independently developed by the Recipient without reference to or reliance upon the Proprietary Information; or (v) is required to be disclosed by the Recipient under a court order, provided that the Recipient provides prompt written notice of such order to the Disclosing Party, makes diligent efforts to avoid and/or minimize the extent of such disclosure, and allows the Disclosing Party to participate in the proceeding.

e.	Ownership of Proprietary Information. The Recipient agrees that the Disclosing Party is and shall remain the exclusive owner of Proprietary Information and all Intellectual Property rights embodied therein.

f.	Return of Documents. The Recipient shall, upon the request of the Disclosing Party, return to the Disclosing Party or destroy (at the Disclosing Party’s option) all drawings, documents and other tangible manifestations of Proprietary Information received by the Recipient pursuant to this Agreement (and all copies and reproductions thereof).

11.	Indemnification.

a.	Indemnification. Helix shall indemnify, defend and hold harmless Peptisyntha from and against any Losses arising out of or relating to a claim brought by a third party against Peptisyntha only to the extent that such Losses are caused by (i) a defect in the design of any Peptides by Helix or improper labeling as directed by Helix to Peptisyntha, (ii) a breach of the terms of this Agreement by Helix, or (iii) the gross negligence or intentional misconduct of Helix. Peptisyntha shall indemnify, defend and hold harmless Helix from and against any Losses arising out of or relating to a claim brought by a third party against Helix only to the extent that such Losses are caused by (i) a defect as a result of the Peptide being produced outside of the Specifications, (ii) any other breach of the terms of this Agreement by Peptisyntha, or (iii) Peptisyntha’s gross negligence or intentional misconduct.

b.

Indemnification Procedure. A party claiming indemnification under this Section 11 (an “Indemnified Party”) shall provide prompt written notice to the other party (the “Indemnifying Party”) of any and all notices, claims, demands, pleadings, and other facts or circumstances that may, in the Indemnified Party’s reasonable judgment, be likely to result in a claim for indemnification. The Indemnified Party’s failure to provide such prompt written notice shall reduce the indemnification obligation of the Indemnifying Party to the extent that such failure resulted in demonstrable prejudice to the Indemnifying Party. The Indemnified Party shall promptly tender defense of any

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litigation or other formal dispute to the Indemnifying Party, and the Indemnifying Party shall select counsel of its choice, reasonably acceptable to the Indemnified Party for such litigation or dispute. The Indemnified Party shall cooperate completely with the Indemnifying Party, including without limitation providing timely responses to all discovery requests and providing expert and factual witnesses as necessary or desirable. The Indemnifying Party may not settle such action without first obtaining the written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed, except for settlements solely covering monetary matters for which the Indemnifying Party acknowledges responsibility for payment. The Indemnifying Party shall permit the Indemnified Party (at the Indemnified Party’s sole cost and expense) to participate in such settlement or defense through counsel chosen by the Indemnified Party.

c.	Insurance. Each party shall maintain products and general liability insurance in an amount not less than $5,000,000. Any amounts paid under such insurance policies by either party’s insurer shall reduce the indemnification obligation of the Indemnified Party with respect to a particular claim.

12.	Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, DAMAGE TO PROPERTY, FOR LOSS OF USE, LOSS OF TIME, OR LOSS OF PROFITS OR INCOME.

13.	Integration. This Agreement constitutes the complete and exclusive statement of the terms of the agreement between Peptisyntha and Helix and supersedes all prior and contemporaneous agreements including purchase orders and undertakings of Peptisyntha and Helix with respect to the subject matter hereof.

14.	Term and Termination.

a.	Initial Term and Renewal Term. Unless sooner terminated in accordance with Section 14(b) or (c), the initial term of this Agreement shall be two (2) years and thereafter this Agreement shall automatically renew for successive one year periods (such initial term and renewal terms collectively referred to herein as the “Term”).

b.	Termination For Cause. The Term of this Agreement shall terminate: (i) automatically, if one of the parties fails to perform any material obligations hereunder, and such material obligations remain uncured sixty (60) days following the date that the other party delivers to the defaulting party written notice describing such performance failures; (ii) immediately upon notice by either party if the other party shall file for liquidation, bankruptcy, reorganization, compulsory composition, dissolution, or if the other party has entered into liquidation, bankruptcy, reorganization, compulsory composition or dissolution, or if the other party is generally not paying its debts as they become due (unless such debts are the subject of a bona fide dispute) or (iii) immediately upon notice if Peptisyntha is unable to maintain its ISO certification or other necessary registrations.

c.	Effect of Termination/Survival. Upon expiration of the Term of this Agreement or termination hereof, Peptisyntha shall cease accepting Purchase Orders from Helix Licensees and neither party shall have any obligations to the other, except obligations hereunder accrued to the date of termination. Additionally, Helix shall have the option of placing one additional Production Order for any or all Peptides, provided that such Production Order is accompanied by a Purchase Order for the full quantity. The provisions set forth in Sections 1, 9 through 14 and 16 through 25 shall survive any termination hereof indefinitely.

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15.	Compliance with Laws. Each party shall comply with all domestic and foreign laws, rules, regulations and orders applicable to such party’s performance under this Agreement.

16.	Assignment and Delegation. This Agreement cannot be assigned nor is the performance of the duties delegable by either party without the written consent of the other party; provided, however, that this Agreement may be assigned by either party to a purchaser of substantially all of such party’s assets relating to the Peptides, or to a successor in interest by merger or corporate reorganization.

17.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of law provisions thereof.

18.	Relationship of Parties. The relationship of Helix and Peptisyntha is that of purchaser and seller/manufacturer, respectively, of goods. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership, joint venture, agency, or a transfer of any intellectual property of either party, and neither party hereto shall be authorized to act in the name of the other or enter into any contract or other agreement which binds the other.

19.	Enforceability. If any of the provisions of this Agreement, or portions thereof, are found to be invalid by any court of competent jurisdiction the remainder of this Agreement shall nevertheless remain in full force and effect.

20.	Force Majeure. Peptisyntha shall use its commercially reasonable best efforts to notify Helix at least thirty (30) days in advance of any planned holidays or shutdowns, but neither Helix nor Peptisyntha shall be liable for any failure to perform obligations under this Agreement (other than the obligation to make timely payment of amounts due hereunder) if prevented so by a cause beyond their control and without the fault or negligence of the defaulting party. Without limiting the generality of the foregoing, such causes include acts of God, fires, floods, storms, epidemics, earthquakes, riots, civil disobedience, wars or war operations, or restraint of government.

21.	Amendment. This Agreement may not be amended except in a written amendment signed by each of the parties. Additional or different terms contained in purchase orders or order acknowledgments or similar forms shall not be effective unless signed by both parties with reference to this Agreement.

22.	Dispute Resolution. Consent to Arbitration and Venue. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration conducted in Wilmington, Delaware and administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, either party may, without waiving any remedy under this Agreement, seek from any court having jurisdiction thereof any interim or provisional relief that is necessary to protect the rights or property of that party from immediate and irreparable injury, loss, or damage.

23.	Attorneys’ Fees. If either party brings an action to enforce any rights arising out of or relating to this Agreement, the prevailing party in such action shall be entitled to recover from the losing party its reasonable fees, costs and expenses in connection with such action, including reasonable attorneys’ fees.

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24.	Notices. All notices, requests, and other communications hereunder shall be in writing. Any notice, request, or other communication hereunder shall be deemed duly given: (a) when delivered personally to the recipient; (b) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid); (c) 1 business day after being sent to the recipient by fax or email; or (d) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Peptisyntha:	If to Helix:

Address: 20910 Higgins Court Torrance, CA 90501 Fax: 310-782-7352 Email: shima.joshi@solvay.com Attn: Dr. Shima Joshi, VP Operations	Address: 22118 20th Avenue SE, Suite 204 Bothell, WA 98021 Fax: 425-806-2999 Email: dkirske@helixbiomedix.com Attn: David H. Kirske, VP and CFO

Either party may change the address or other contact information to which notices, requests, and other communications hereunder are to be delivered by giving the other party notice in the manner set forth herein.

25.	No Waiver. No waiver of any breach of any provision of this Agreement will constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the authorized representatives signing below have entered into this Manufacturing and Supply Agreement on behalf of the parties as of the Effective Date.

PEPTISYNTHA, INC.	HELIX BIOMEDIX, INC.

By:	By:

Name:	Name:

Title:	Title:

[SIGNATURE PAGE TO MANUFACTURING AND SUPPLY AGREEMENT]

Exhibit A: Peptides and Pricing

	Peptide Name	Sequence	Price($) per kilogram

	HB 168	***	***

	HB 168 PAL	***	***

(a)	HB 64	***	***

	HB 1423	***	***

	HB 1422	***	***

Minimum quantity per Production Order is 1 kg for each Peptide

The price per kg of the indicated Peptides will be increased by ***% per kg under any Production Order for less than *** kg.

Exhibit B

Specifications

1. Purity level >80% determined by HPLC/UV.

2. Peptide identity confirmed by HPLC co-eluent analysis with previously characterized peptide standard.

3. The counter ion must be TFA.

4. Appearance of the Peptide must be white or off white.

Exhibit C

Label Copy

Store desiccated at 2-8° Centigrade.	Manufactured for Helix BioMedix, Inc.

(Specific Peptide Info added here)

Warning: May be harmful if swallowed, inhaled or absorbed through skin and respiratory tract. May cause irritation to skin and eyes. Bioactive peptide. Systemic toxicological properties unknown. For topical cosmetic formulation use only. Not GMP qualified for diagnostic or drug use. Additional information available on Material Safety Data Sheet.

Helix BioMedix, Inc. 22118 20th Ave. SE, Suite 204, Bothell, WA 98021 Tel: 425-402-8400 Fax: 425-806-1299